Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-178005) and Form S-3 (No. 333-185366) of (i) our report dated August 28, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting  of LRR Energy, L.P. and (ii) our report dated March 27, 2012 relating to the combined financial statements of Fund I (Predecessor), which appear in this Current Report on Form 8-K dated August 28, 2013.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 28, 2013